Exhibit 10.29

ASIA LEECHDOM HOLDING CORPORATION
AMENDMENT TO WARRANT INVESTOR
MAKE GOOD SIDE LETTER

This Amendment (the “Amendment”), dated February 11, 2011, amends, waives, and supplements those certain Warrant Investor Make Good Side Letters (the "Side Letters"), dated May 28, 2010 and June 30, 2010, by and among Asia Leechdom Holding Corporation, a Nevada corporation and formerly Bay Peak 6 Acquisition Corp. (the "Company"), the controlling stockholders (the "Controlling Stockholders") of Asia Leechdom Holding Corp., a New Jersey corporation ("ALH"), and those persons exercising warrants to purchase shares of Company common stock (the “Common Stock”), as listed on the investor signature pages hereto, including, without limitation, HPCG BOAI Holdings, L.P., BOAI – Ground Floor Holdings, L.P., and Canada BOAI Holdings, L.P. (the "Investors"). The Company, Xia (as defined below), Lu (as defined below), and the Investors shall each be considered a "Party" and together shall constitute the "Parties". Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Side Agreement.

WHEREAS, the Parties hereby agree to waive certain provisions of the Side Letters, amend certain provisions of the Side Letters, reaffirm the obligations set forth in the Side Letters, and acknowledge certain assignees of the Controlling Stockholders; and

NOW, THEREFORE, in consideration of the premises set forth herein, the Parties hereby agree as follows:

1. Waiver. The Investors hereby agree to waive and discharge any breach of Section 2(a) of the Side Letters existing prior to or through February 15, 2011 and the related penalty set forth in Section 2(d) of the Side Letters. For clarification, this waiver shall not be considered a waiver of any other provision of the Side Letters, including the obligation to comply with Section 2(a) and 2(d) of the Side Letters following February 15, 2011.

2. Public Listing Amendment. Section 2(b) of the Side Letters shall be amended and restated in their entirety to read as follows:

On or prior to October 31, 2011, the Company shall cause its Common Stock to be listed on the Nasdaq Stock Market, the NYSE Amex or the New York Stock Exchange (each, a “Listing”).

Notwithstanding the foregoing, the terms of Section 2(d) of the Side Letters shall continue to apply to the amended terms of Section 2(b) of the Side Letters, as if such terms existed at the time of original execution.

3. Make Good Supplement. The Side Letters are hereby amended and supplemented to add a new Section 1(j) that reads as follows:

1

In addition to the foregoing obligations, if the Company's Actual 2011 net income is not equal to or greater than Twenty Seven Million Five Hundred Thousand United States Dollars ($27,500,000), then the Controlling Stockholder shall deliver, as of the date of the 2011 Audit, with stock powers executed in blank, additional shares equal to 2% of the issued and outstanding shares of fully-diluted Common Stock (and any other equity interests of the Company), with such shares to be distributed to each Investor on a pro rata basis, based on the number of shares of Common Stock held by such Investor as a percentage of all shares of Common Stock held by the Investors; provided that such number of shares shall be rounded to the next highest whole share. Notwithstanding the terms thereof, the second sentence of Section 1(d) of this Side Letter shall not apply to any issuance made pursuant to this Section 1(j) and any issuance pursuant to this Section 1(j) shall not be taken into account for purposes of any application of Section 1(d) of this Side Letter. The parties hereto agree that the other terms of Section 1(d) through (i) shall apply to this Section 1(j) as if the shares deliverable under this Section 1(j) were 2011 P/E Adjustment Shares; provided, the terms of this Section 1(j) shall in no way affect, limit, or decrease the number of 2011 P/E Adjustment Shares required to be issued in connection with Section 1(c) of the Side Letters.

4. Affirmation of Side Letters. The Parties reaffirm, agree to, and acknowledge the obligations and rights set forth in the form of Side Letter attached hereto as Exhibit A, as amended, restated, and supplemented pursuant to this Amendment.

5. Assignment of Side Letter Obligations. The Parties acknowledge and agree that the current controlling stockholders of the Company are Ms. Xuecheng Xia ("Xia") and Ms. Jianping Lu ("Lu"), through their wholly-owned companies, Dragon Core Limited and Neo Profit Limited, each British Virgin Islands limited companies. Xia and Lu jointly and severally represent and warrant, as of the date of this Amendment, that they are the sole owners of Dragon Core Limited, which owns 9,454,183 shares, or 23.7%, of the issued and outstanding common stock of the Company. Xia represents and warrants, as of the date of this Amendment, that she is the sole owner of Neo Profit Limited, which owns 22,059,762 shares, or 55.4%, of the issued and outstanding common stock of the Company. In consideration of the waivers, amendments, and supplements set forth in this Amendment, Xia and Lu, jointly and severally, agree to, affirm, and accept the obligations and rights of the Controlling Stockholder set forth in the form of Side Letter attached hereto as Exhibit A (as amended, waived, and supplemented by this Amendment), as their own obligations and rights as if they were originally the Controlling Stockholder, as such term is used in the Side Letters and in this Amendment. Xia and Lu agree to take all action necessary to give effect to the terms of the Side Letters and this Amendment, including taking any corporate, board, or shareholder action necessary for Dragon Core Limited and Neo Profit Limited to fulfill the obligations of the Controlling Stockholder set forth in the Side Letters and this Amendment.

6. Governing Document; Miscellaneous. The terms of this Amendment, to the extent of any conflict, shall supersede the terms of the Side Letters and whenever there is a conflict between the terms of this Amendment and the Side Letters, the terms of this Amendment shall control. This Amendment may not be changed orally or modified, amended or supplemented without an express written agreement executed by the Parties. No waiver of any of the provisions or conditions hereof or any of the rights of a party hereto shall be effective or binding unless such waiver shall be in writing and signed by the party claimed to have given or consented thereto. This Amendment shall be binding upon and inure to the benefit of each Party's respective successors, heirs and permitted assigns, and the rights and obligations of the Parties hereunder may not be assigned without the written consent of all Parties. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Amendment, together with the Side Letters, embodies the entire agreement and understanding of the Parties in respect of the subject matter contained herein.

IN WITNESS WHEREOF, the undersigned intending to be legally bound hereby, have duly executed this Amendment as of the day and year first written above.

Asia Leechdom Holding Corporation, a	HPCG BOAI Holdings, L.P.
Nevada corporation	By: HPCG BOAI Investments, LLC, its General Partner

By:/s/ Xuecheng Xia
Name: Xuecheng Xia	By:
Title: Chief Executive Officer	Name:
Title:
Xuecheng Xia, as an individual

BOAI – Ground Floor Holdings, L.P.
/s/ Xuecheng Xia	By: Ground Floor Capital, LLC, its General Partner

Jianping Lu, as an individual

By:
/s/ Jianping Lu	Name:
Title:

Canada BOAI Holdings, L.P.

By:
Name:
Title:

Investor:

By:
Name:
Title:

Signature Page to Amendment to
Warrant Investor Make Good Side Letter

Exhibit A

Warrant Investor Make Good Side Letter